Exhibit 99.1

IAC REPORTS Q1 2017

NEW YORK— May 3, 2017—IAC (NASDAQ: IAC) released its first quarter 2017 results today.  It also separately posted a letter to shareholders from CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

SUMMARY RESULTS

($ in millions except per share amounts)

	Q1 2017	Q1 2016	Growth
Revenue	$760.8	$819.2	-7%

Operating income	37.1	21.4	73%
Net earnings	26.2	8.3	216%
GAAP Diluted EPS	0.29	0.09	215%

Adjusted EBITDA	102.0	85.9	19%
Adjusted Net Income	23.8	36.1	-34%
Adjusted EPS	0.29	0.42	-32%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q1 2017 HIGHLIGHTS

•      IAC announced on May 1, 2017 it has entered into a definitive agreement to combine IAC’s HomeAdvisor and Angie’s List into a new, publicly traded company, to be called ANGI Homeservices Inc.  IAC will own between approximately 87% and 90% of the new company at closing, which is expected to take place in Q4 2017.

•      HomeAdvisor revenue increased 35% to $150.7 million driven by a 38% increase in domestic revenue and a 35% increase in European revenue.  Domestic revenue growth was driven by 34% growth in paying service professionals to 156,000 and 34% growth in service requests.

•      Operating income increased 215% to $6.0 million and Adjusted EBITDA more than doubled to $11.1 million.

•      HomeAdvisor acquired HomeStars on February 8, 2017 and MyBuilder on March 24, 2017, leading home services platforms in Canada and the United Kingdom, respectively.

•      Match Group revenue increased 15% to $298.8 million due to 16% growth in Average PMC to 5.9 million globally led by continued strength at Tinder, PlentyOfFish and Pairs (in Japan).

•      Operating income increased 72% to $58.9 million and Adjusted EBITDA increased 28% to $86.2 million.

•      On March 31, 2017, Match Group completed the sale of its non-dating business, which operated under the umbrella of The Princeton Review.

•      In the Video segment, Vimeo subscribers ended Q1 2017 at 800,000, up 15% year-over-year with gross bookings increasing 21% year-over-year, both growth rates accelerating versus Q4 2016.

•      In the Applications segment, Consumer revenue increased 11% year-over-year including 164% growth at Apalon, which now comprises 10% of total Applications revenue.

•      Operating income increased 18% to $32.8 million and Adjusted EBITDA increased 12% to $34.9 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2017	Q1 2016	Growth
	$ in millions
Revenue
Match Group	$298.8	$260.4	15%
HomeAdvisor	150.7	111.5	35%
Video	50.6	55.1	-8%
Applications	158.9	159.8	-1%
Publishing	78.1	166.0	-53%
Other	24.0	66.5	-64%
Intercompany Elimination	(0.2)	(0.1)	-79%
	$760.8	$819.2	-7%
Operating Income (Loss)
Match Group	$58.9	$34.2	72%
HomeAdvisor	6.0	1.9	215%
Video	(15.6)	(17.5)	11%
Applications	32.8	27.7	18%
Publishing	(5.8)	6.8	NM
Other	(5.6)	(5.1)	-10%
Corporate	(33.6)	(26.6)	-27%
	$37.1	$21.4	73%
Adjusted EBITDA
Match Group	$86.2	$67.3	28%
HomeAdvisor	11.1	5.0	123%
Video	(14.7)	(16.9)	13%
Applications	34.9	31.1	12%
Publishing	1.2	11.4	-90%
Other	(1.5)	(1.6)	6%
Corporate	(15.2)	(10.3)	-47%
	$102.0	$85.9	19%

Note: On March 31, 2017, Match Group sold its non-dating business and has reflected it as a discontinued operation in Q1 2017 in its standalone financial statements; Match Group financial information for prior periods has been recast to conform to the current period presentation.  The non-dating business does not meet the threshold to be reflected as a discontinued operation at the IAC level.  IAC has moved the non-dating business to its “Other” segment in Q1 2017 and prior period financial information has been recast to conform to the current period presentation.  As a result, Match Group’s revenue, operating income and Adjusted EBITDA in IAC’s financial results conform to the corresponding amounts in Match Group’s standalone financial statements.

Match Group

Revenue increased 15% driven by higher Average PMC at both North America and International.  Average PMC increased 7% and 33% at North America and International, respectively, due mainly to Tinder, PlentyOfFish and Pairs.

Operating income increased 72% to $58.9 million and Adjusted EBITDA increased 28% to $86.2 million due primarily to higher revenue and reduced selling and marketing expense as a percentage of revenue.   Operating income also benefited from a decrease in amortization of intangibles of $6.3 million, primarily related to PlentyOfFish, and a $1.8 million reduction in expense year-over-year resulting from changes in the amount of contingent consideration expected to be paid in connection with a previous acquisition.

Please refer to the Match Group Q1 2017 earnings release and the related investor presentation referenced therein for further detail.

HomeAdvisor

Revenue increased 35% to $150.7 million driven by a 38% growth at the domestic business and 35% growth in Europe.  Domestic revenue growth was driven by a 34% increase in paying service professionals to 156,000 and a 34% increase in service requests.  Revenue growth in Europe was driven by the acquisition of a controlling interest in MyHammer Holding AG on November 3, 2016, and organic growth across other regions.  Operating income increased 215% to $6.0 million and Adjusted EBITDA more than doubled to $11.1 million due to higher revenue, notwithstanding higher European losses, a 29% increase in total selling and marketing expense driven by both the domestic and European businesses (including 39% growth in TV marketing), as well as $1.0 million in transaction-related costs and $0.5 million in transaction-related deferred revenue write-offs.  Higher European losses were primarily driven by our European expansion strategy including higher selling and marketing expense and higher compensation costs.

Video

Revenue decreased 8% versus the prior year to $50.6 million driven by Electus due to the timing of projects, partially offset by accelerating growth at Vimeo.  Operating loss decreased 11% to $15.6 million due to a 13% improvement in Adjusted EBITDA to a loss of $14.7 million.  Adjusted EBITDA improved due to reduced losses at Daily Burn and Vimeo, partially offset by Electus, which incurred losses in the current period versus a slight profit in the prior year.

Applications

Revenue decreased less than 1% versus the prior year to $158.9 million due to a 32% decline in Partnerships, largely offset by an 11% increase in Consumer.  The Consumer growth was driven by a 164% increase at Apalon and strong growth at SlimWare.

Operating income increased 18% to $32.8 million due to a 12% increase in Adjusted EBITDA to $34.9 million and lower amortization of intangibles versus the prior year.  Adjusted EBITDA growth was driven primarily by lower operating costs resulting from restructurings in 2016 and improved profitability at Apalon and SlimWare, partially offset by $1.5 million in restructuring charges during the quarter.  This marked the third consecutive quarter with Adjusted EBITDA above $30 million.  Operating income was $29.2 million and $33.8 million in Q3 2016 and Q4 2016, respectively.

Publishing

Revenue decreased 53% to $78.1 million due to 56% lower Premium Brands revenue and 50% lower Ask & Other revenue.  Premium Brands revenue decreased due primarily to declines in paid search traffic, mainly attributable to the new Google contract, which became effective April 1, 2016, partially offset by double digit revenue growth at Investopedia.  Ask & Other revenue decreased due to a decline in revenue at Ask.com, primarily as a result of the new Google contract as well as declines in revenue at certain other legacy businesses.

Operating income declined $12.6 million to a loss of $5.8 million and Adjusted EBITDA declined 90% to $1.2 million due to lower revenue, partially offset by lower operating costs resulting from restructurings in 2016.

Other

The Other segment consists of the results of PriceRunner, ShoeBuy and The Princeton Review for periods prior to the sale of these businesses, which occurred on March 18, 2016, December 30, 2016 and March 31, 2017, respectively.  Beginning in Q2 2017, as a result of the sale of these businesses, the Other segment will not include any financial results.

Corporate

Operating loss increased 27% due to a 47% increase in Adjusted EBITDA losses due primarily to lower compensation costs in the prior year, including bonus and severance.

OTHER ITEMS

Interest expense decreased due primarily to redemptions and repurchases in 2016 of IAC 4.875% Senior Notes, repurchases of IAC 4.75% Senior Notes as well as the partial prepayment and repricing of the Match Group term loan facility, partially offset by the issuance of the Match Group 6.375% Senior Notes in June 2016.

The Q1 2017 income tax benefit of $23.9 million for GAAP was primarily due to the effect of adopting Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09), on January 1, 2017.  Under ASU No. 2016-09, excess tax benefits generated by the settlement or exercise of stock-based awards are recognized as a reduction to the income tax provision rather than additional paid-in capital.  The effective income tax rate for GAAP was 16% in Q1 2016.  The effective income tax rates for Adjusted Net Income in Q1 2017 and Q1 2016 were 36% and 27%, respectively.  The Q1 2016 effective income tax rates were lower than the statutory rate due primarily to the non-taxable gain on the sale of PriceRunner in 2016.

LIQUIDITY AND CAPITAL RESOURCES

During Q1 2017, IAC repurchased 0.7 million common shares at an average price of $69.73.  As of March 31, 2017, IAC had 78.6 million common and class B common shares outstanding and had 8.6 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of March 31, 2017:

•      The Company had $1.4 billion in cash and cash equivalents and marketable securities, of which IAC held $994.8 million and Match Group held $436.2 million.

•      The Company had $1.6 billion in long-term debt, of which IAC owed $401.7 million and Match Group owed $1.2 billion.

•      IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of March 31, 2017 and currently remain undrawn.

•      During Q1 2017, IAC redeemed and repurchased $23.3 million of its 4.875% Senior Notes and called an additional $5.0 million for redemption (the latter were classified as current at March 31, 2017, pending redemption); IAC also purchased $3.3 million of its 4.75% Senior Notes during Q1 2017.

As of March 31, 2017, IAC’s ownership interest and voting interest in Match Group were 82.3% and 97.9%, respectively.

OPERATING METRICS

	Q1 2017	Q1 2016	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$177.4	$164.4	8%
International (c)	110.4	84.6	30%
Total Direct Revenue(a)	$287.8	$249.0	16%
Indirect Revenue	11.0	11.4	-3%
Total Revenue	$298.8	$260.4	15%

Average PMC (in thousands) (d)
North America (b)	3,438	3,221	7%
International (c)	2,473	1,862	33%
Total Average PMC	5,911	5,083	16%

ARPPU(e)
North America (b)	$0.57	$0.56	2%
International (c)	$0.49	$0.49	-2%
Total ARPPU	$0.53	$0.54	0%

HomeAdvisor
Domestic Revenue (in millions) (f)	$129.6	$94.3	38%
Domestic Service Requests (in thousands) (f)(g)	3,656	2,732	34%
Domestic Paying Service Professionals (in thousands) (f)(h)	156	116	34%

Video (in thousands)
Vimeo Ending Subscribers (i)	800	697	15%

Applications (in millions)
Revenue
Consumer (j)	$130.3	$117.7	11%
Partnerships (k)	28.6	42.1	-32%
Total Revenue	$158.9	$159.8	-1%

Publishing (in millions)
Revenue
Premium Brands (l)	$36.5	$82.6	-56%
Ask & Other (m)	41.6	83.4	-50%
Total Revenue	$78.1	$166.0	-53%

See notes on following page

OPERATING METRICS NOTES

(a)	Direct Revenue is revenue that is directly received from an end user of our products.
(b)	North America consists of our businesses for customers located in the United States and Canada.
(c)	International consists of our businesses for customers located outside of the United States and Canada.
(d)

Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.

(e)

ARPPU, or Average Revenue per Paying User, is defined as Direct Revenue from subscribers in the relevant measurement period (whether in the form of subscription payments or à la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period.

(f)	Domestic reflects the HomeAdvisor branded marketplace service and its owned affiliates in the United States. It excludes other domestic operating subsidiaries within the segment.
(g)	Fully completed and submitted customer service requests on HomeAdvisor.
(h)	The number of service professionals that had an active membership and/or paid for leads in the last month of the period.
(i)	The number of subscribers to Vimeo’s Creator Platform with a Plus, Pro or Business subscription at the end of the period.
(j)	Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including Apalon, which houses our mobile operations, and SlimWare.
(k)	Partnerships revenue is composed of our business-to-business partnership operations.
(l)	Premium Brands revenue is composed of Dotdash (formerly About.com), Dictionary.com, Investopedia and The Daily Beast.
(m)	Ask & Other revenue is principally composed of Ask.com and CityGrid.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	4/28/17	Dilution at:

Share Price			$83.01	$85.00	$90.00	$95.00	$100.00

Absolute Shares as of 4/28/17	78.7		78.7	78.7	78.7	78.7	78.7

Subsidiary denominated equity and RSUs*	2.0		1.0	1.0	1.0	0.9	0.9
Options	8.8	$55.84	1.8	1.9	2.1	2.2	2.4

Total Dilution			2.8	2.9	3.0	3.2	3.3
% Dilution			3.5%	3.6%	3.7%	3.9%	4.0%
Total Diluted Shares Outstanding			81.5	81.6	81.7	81.8	82.0

The dilution calculation above assumes that all exercise proceeds from IAC options (from both vested and unvested awards) and the entire estimated tax benefit received upon the exercise of options or the vesting of other stock-based awards (the “estimated tax benefit”) are used to purchase IAC shares, whether or not such purchases actually occur.  This methodology differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the entire estimated tax benefit; and (iii) includes the shares related to performance-based awards that are considered probable of vesting, if dilutive.  This reflects the way the Company’s management generally thinks about dilution and we believe it is the best reflection of the true economic costs of our equity compensation programs.

* Match Group subsidiary denominated stock-based awards are settled in shares of IAC or Match Group common stock at IAC’s option.  This dilution calculation assumes Match Group subsidiary denominated stock-based awards are settled in shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.  To the extent that IAC chooses to settle in its shares, additional shares of IAC common stock would be issued and IAC would receive Match Group common stock as reimbursement.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding the Company’s first quarter 2017 results on Thursday, May 4, 2017, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share amounts)

	Three Months Ended March 31,
	2017	2016

Revenue	$760,833	$819,179
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	145,958	193,734
Selling and marketing expense	350,411	383,064
General and administrative expense	143,595	132,251
Product development expense	54,760	59,098
Depreciation	19,888	15,795
Amortization of intangibles	9,161	13,820
Total operating costs and expenses	723,773	797,762

Operating income	37,060	21,417

Interest expense	(24,792)	(27,860)
Other (expense) income, net	(7,714)	15,897
Earnings before income taxes	4,554	9,454
Income tax benefit (provision)	23,909	(1,520)
Net earnings	28,463	7,934
Net (earnings) loss attributable to noncontrolling interests	(2,254)	348
Net earnings attributable to IAC shareholders	$26,209	$8,282

Per share information attributable to IAC shareholders:
Basic earnings per share	$0.34	$0.10
Diluted earnings per share	$0.29	$0.09

Stock-based compensation expense by function:
Cost of revenue	$502	$613
Selling and marketing expense	1,807	1,871
General and administrative expense	26,940	21,193
Product development expense	4,726	7,508
Total stock-based compensation expense	$33,975	$31,185

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$1,397,038	$1,329,187
Marketable securities	33,992	89,342
Accounts receivable, net	218,504	220,138
Other current assets	236,788	204,068
Total current assets	1,886,322	1,842,735

Property and equipment, net	291,721	306,248
Goodwill	1,914,133	1,924,052
Intangible assets, net	326,704	355,451
Long-term investments	119,525	122,810
Other non-current assets	80,922	94,577
TOTAL ASSETS	$4,619,327	$4,645,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$5,000	$20,000
Accounts payable, trade	83,003	62,863
Deferred revenue	272,371	285,615
Accrued expenses and other current liabilities	319,021	344,910
Total current liabilities	679,395	713,388

Long-term debt, net of current portion	1,571,982	1,582,484
Income taxes payable	32,618	33,528
Deferred income taxes	242,737	228,798
Other long-term liabilities	48,607	44,178

Redeemable noncontrolling interests	25,259	32,827

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	257	256
Class B convertible common stock	16	16
Additional paid-in capital	11,905,529	11,921,559
Retained earnings	316,323	290,114
Accumulated other comprehensive loss	(147,345)	(166,123)
Treasury stock	(10,226,721)	(10,176,600)
Total IAC shareholders’ equity	1,848,059	1,869,222
Noncontrolling interests	170,670	141,448
Total shareholders’ equity	2,018,729	2,010,670
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,619,327	$4,645,873

 IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net earnings	$28,463	$7,934
Adjustments to reconcile earnings to net cash provided by operating activities:
Stock-based compensation expense	33,975	31,185
Depreciation	19,888	15,795
Amortization of intangibles	9,161	13,820
Deferred income taxes	3,717	2,430
Equity in (earnings) losses of unconsolidated affiliates	(123)	404
Acquisition-related contingent consideration fair value adjustments	1,892	3,669
Gains on the sale of businesses, investments and assets, net	763	(14,700)
Impairment of long-term investments	3,373	2,302
Other adjustments, net	(819)	4,091
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(13,924)	7,792
Other assets	(15,878)	(6,626)
Accounts payable and other current liabilities	26,012	(10,796)
Income taxes payable and receivable	(38,610)	(37,477)
Deferred revenue	9,915	19,538
Net cash provided by operating activities	67,805	39,361
Cash flows from investing activities:
Acquisitions, net of cash acquired	(52,365)	(2,252)
Capital expenditures	(11,157)	(16,090)
Investments in time deposits	—	(87,500)
Proceeds from maturities and sales of marketable debt securities	75,350	—
Purchases of marketable debt securities	(19,926)	(66,891)
Purchases of investments	(29)	(813)
Net proceeds from the sale of businesses and investments	97,496	93,097
Other, net	213	4,380
Net cash provided by (used in) investing activities	89,582	(76,069)
Cash flows from financing activities:
Purchase of treasury stock	(56,424)	(135,938)
Principal payment on Match Group Term Loan	—	(10,000)
Repurchases of Senior Notes	(26,590)	(32,912)
Issuance of IAC common stock pursuant to stock-based awards, net of withholding taxes	(25,327)	(14,919)
Issuance of Match Group common stock pursuant to stock-based awards, net of withholding taxes	5,030	(4,453)
Purchase of noncontrolling interests	(12,259)	(1,400)
Acquisition-related contingent consideration payments	(3,860)	(312)
Funds returned from escrow for MyHammer tender offer	10,604	—
Other, net	15,288	(5,856)
Net cash used in financing activities	(93,538)	(205,790)
Total cash provided by (used in)	63,849	(242,498)
Effect of exchange rate changes on cash and cash equivalents	4,002	(285)
Net increase (decrease) in cash and cash equivalents	67,851	(242,783)
Cash and cash equivalents at beginning of period	1,329,187	1,481,447
Cash and cash equivalents at end of period	$1,397,038	$1,238,664

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$67.8	$39.4
Capital expenditures	(11.2)	(16.1)
Free Cash Flow	$56.6	$23.3

For the three months ended March 31, 2017, Free Cash Flow increased $33.4 million due to lower income tax payments, higher Adjusted EBITDA, lower interest payments and lower capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended March 31,
	2017	2016
Net earnings attributable to IAC shareholders	$26,209	$8,282
Stock-based compensation expense	33,975	31,185
Amortization of intangibles	9,161	13,820
Acquisition-related contingent consideration fair value adjustments	1,892	3,669
Impact of income taxes and noncontrolling interests	(47,420)	(20,839)
Adjusted Net Income	$23,817	$36,117

GAAP Basic weighted average shares outstanding	78,193	82,027
Options, subsidiary denominated equity and RSUs, treasury method	4,311	2,798
GAAP Diluted weighted average shares outstanding	82,504	84,825
Impact of RSUs and other	305	570
Adjusted EPS weighted average shares outstanding	82,809	85,395

GAAP Diluted EPS	$0.29	$0.09

Adjusted EPS	$0.29	$0.42

For GAAP diluted EPS purposes, RSUs, as well as performance-based RSUs and market-based awards for which the applicable performance or market condition(s) have been met, are included on a treasury method basis.  For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  Adjusted EPS does not include any shares issuable in settlement of Match Group subsidiary denominated equity as such equity is assumed to be settled with Match Group common stock.

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended March 31, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$58.9	$18.0	$7.6	$0.4	$1.3	$86.2
HomeAdvisor	6.0	0.7	3.0	1.4	—	11.1
Video	(15.6)	—	0.5	0.3	—	(14.7)
Applications	32.8	—	1.0	0.6	0.5	34.9
Publishing	(5.8)	—	2.0	4.9	—	1.2
Other	(5.6)	1.7	0.8	1.5	—	(1.5)
Corporate	(33.6)	13.5	4.9	—	—	(15.2)
Total	$37.1	$34.0	$19.9	$9.2	$1.9	$102.0

	For the three months ended March 31, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$34.2	$17.4	$5.8	$6.7	$3.2	$67.3
HomeAdvisor	1.9	0.4	1.9	0.8	—	5.0
Video	(17.5)	—	0.4	0.4	(0.2)	(16.9)
Applications	27.7	—	1.1	1.5	0.7	31.1
Publishing	6.8	—	2.2	2.4	—	11.4
Other	(5.1)	0.1	1.5	2.0	—	(1.6)
Corporate	(26.6)	13.3	3.0	—	—	(10.3)
Total	$21.4	$31.2	$15.8	$13.8	$3.7	$85.9

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes.  Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  Match Group subsidiary denominated equity is assumed to be settled in Match Group shares for Adjusted EPS; GAAP EPS reflects Match Group subsidiary denominated equity as being settled in IAC shares if the effect is more dilutive than settling in Match Group shares.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of RSUs, performance-based RSUs and market-based awards, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as content, technology, customer lists, advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on May 4, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate (primarily the online advertising, general advertising and dating industries), our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks, operational and financial risks relating to acquisitions, the occurrence of any event, change or other circumstances that results in the termination of the agreement with Angie’s List, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of widely known consumer brands, such as HomeAdvisor, Vimeo, Dotdash (formerly About.com), Dictionary.com, The Daily Beast, Investopedia and Match Group’s online dating portfolio, which includes Match, Tinder, PlentyOfFish and OkCupid.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Isabelle Weisman

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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